Exhibit 10.7

EMPLOYMENT, CONFIDENTIALITY

AND NON-DISCLOSURE AGREEMENT

PART I

PARTIES TO AGREEMENT

Section 1.01       Parties: This Employment Agreement (hereinafter referred to as the “Agreement”) is entered into by and between Farmers & Merchants Bank of Central California, a California banking corporation (the “Bank” or the “Employer”), its successors and assigns, and Troy Harper (hereinafter referred to as “Employee”). The Bank and Employee are sometimes collectively referred to hereinafter as the “Parties” and individually as a “Party”.

PART II

EMPLOYMENT

Section 2.01       Employment: The Bank hereby agrees to employ Employee, and Employee hereby accepts such employment with the Bank, in accordance with the terms and conditions set forth herein.

Section 2.02       Term of Employment: This Agreement shall become effective on April 1, 2026. This Agreement shall terminate on March 31, 2028 unless earlier terminated pursuant to the provisions of Part VII herein. If this Agreement is not terminated pursuant to Part VII, and provided Employee enters into an effective general release of claims at the time of the expiration of this Agreement in the form attached hereto as Exhibit A, the Agreement shall renew automatically for an additional two year term, and upon reaffirmation of Exhibit A at each renewal date for successive additional two year terms thereafter, unless earlier terminated pursuant to the provisions of Part VII.

PART III

DUTIES OF EMPLOYEE

Section 3.01       General Duties: During the term of this Agreement, Employee shall be employed as Executive Vice President and Chief Administrative Officer under the direction of the Chairman, President and Chief Executive Officer and shall perform and discharge well and faithfully the duties that may be assigned to Employee from time to time by the Chairman, President and Chief Executive Officer in connection with the conduct of the Bank’s business. Nothing herein shall preclude the Bank’s Board of Directors or Chief Executive Officer from changing Employee’s title or duties as long as the resulting title and duties are reasonably commensurate with the education, employment background and qualifications of the Employee and involve similar responsibilities and scope of duties and any such changes will not be deemed a case of Termination for Good Reason under the terms of this Agreement.

Section 3.02       Outside Activities: Employee agrees that, while employed by the Bank, Employee will refrain from any outside activities which actually or potentially are in direct conflict with the essential enterprise-related or reputational interest of the Bank, that would cause disruption of the Bank’s operations, or that would be in direct competition with the Bank or assist competitors of the Bank. It shall not be a violation of this Agreement for Employee (A) to serve on corporate, civic or charitable boards or committees, or (B) to deliver lectures or fulfill speaking engagements, so long as such activities do not significantly interfere with the performance of Employee’s responsibilities as an employee of the Bank; provided, however, that Employee shall give the Bank’s Chief Executive Officer not less than fourteen (14) days’ notice of any actions contemplated by clauses (A) or (B), and will refrain from any such action to which the Chief Executive Officer in his/her sole discretion, objects. It shall not be a violation of this Agreement for Employee to manage personal investments, so long as such activities do not represent a conflict with the Bank, as described in the Bank’s Employee Code of Conduct, and other pertinent policies and agreements.

PART IV

COMPENSATION

Section 4.01       Salary: Employee shall be paid an annual base salary of no less than $420,000 per year. This base salary shall be paid to Employee in such intervals and at such times as other salaried executives of the Bank are paid. The Bank’s Board of Directors reserves the right to set the timing and level of salary adjustments for all employees and any particular employee at its sole discretion.

Section 4.02       Incentive and Retention Programs: Employee shall be eligible for an annual discretionary incentive bonus. The amount of any incentive bonus shall be determined from time to time by the Bank’s Board of Directors annually by January 31st of each following year and shall be paid no later than February 28th of each following year. Any incentive bonus is intended for retention purposes, and as a consequence, it will only be paid provided Employee is still employed by Employer on the payment date. Employee has the bonus potential of $300,000 per year starting in 2025.

Employee shall be entitled to participate in the Farmers & Merchants Bancorp 2025 Restricted Stock Retirement Plan, with any awards thereunder determined by the Bank’s Board of Directors in its discretion.

Section 4.03       Sign-On Bonus: Employee shall be entitled to a $25,000 sign-on bonus in-lieu of a relocation benefit.

PART V

BENEFITS

Section 5.01       Benefits: Employee shall be entitled to participate in whatever vacation, medical, dental, pension, sick leave, 401(k), profit sharing, disability insurance or other plans of general application, or other benefits which are in effect as to other officers of equivalent title of the Bank, or as may be in effect from time to time, in accordance with the rules established for individual participation in any such plan.

Section 5.02       Automobile Allowance: The Bank shall provide Employee with an automobile allowance of $1,000 per month as per Bank policy. However, at the sole discretion of the Board of Directors and/or the Bank’s Chief Executive Officer, the Bank reserves the right to change or eliminate this benefit at any time.

Section 5.03       Membership Fees: The Bank shall reimburse Employee for all appropriate and reasonable expenses incurred in performing Employee’s duties, including providing and paying for the dues and fees of membership in local service and civic clubs and/or organizations as the Bank deems appropriate and necessary for enhancement of its presence within the local business community. In order to be eligible for reimbursement of these expenses, Employee must obtain pre-approval for such memberships from the Bank’s Chief Executive Officer and must provide the Bank with receipts and documented evidence as is required by federal and state laws and regulations.

Section 5.04       Directors and Officers Liability Insurance Coverage: To the extent commercially reasonable to do so under prevailing conditions in the insurance market, the Bank shall provide directors and officers liability insurance coverage for the protection of Employee on terms and conditions no less favorable to Employee than are in effect on the date that this Agreement shall become effective. Following any termination of Employee’s employment with the Bank, such coverage shall be continued under substantially the same terms and conditions as are in effect immediately prior to such termination of employment at no cost to Employee until all applicable statutes of limitation expire with respect to claims arising prior to such termination of employment. Employee expressly acknowledges, however, that the Bank cannot and shall not guarantee the performance of the insurance company issuing such directors and officers liability insurance coverage pursuant to this Section. In addition to the foregoing, the Bank shall also continue to make indemnification and advancement of litigation expense payments to Employee to the maximum extent and for the maximum period permitted by law; provided, however, that the obligation of the Bank to advance litigation expense payments shall be subject to Employee having executed and delivered to the Bank, in a form approved by the Bank, an undertaking to return such payments in the event that a court shall have determined that Employee is not entitled to indemnification under the applicable legal standards.

PART VI

EXPENSES

Travel and Entertainment Expenses: During the term of this Agreement, the Bank shall reimburse Employee for reasonable out of pocket expenses incurred in connection with the Bank’s business, including travel expenses, food and lodging while away from Employee’s home, subject to such policies as the Bank may from time to time establish for other officers of equivalent title. Employee shall keep records of Employee’s travel and entertainment expenses in a form suitable to the Internal Revenue Service and the Franchise Tax Board to qualify this reimbursement as a federal and state income tax deduction for the Bank. In addition, Employee shall provide the Bank with receipts for all expenses for which Employee seeks reimbursement.

PART VII

TERMINATION OF EMPLOYMENT

Section 7.01       Termination without Cause or for Good Reason: The Bank may terminate this Agreement at any time and without “Cause” (as defined below) by giving Employee sixty (60) days written notice of the Bank’s intent to terminate this Agreement. The 60th day after Notice of Termination shall be deemed Employee’s Separation Date. This Agreement may also be terminated by Employee for “Good Reason” (as defined below) by giving written notice to Employer in reasonable detail of the basis for “Good Reason” within thirty (30) days of the first date on which Employer has knowledge of such conduct and providing Employer at least thirty (30) days following the date on which notice is provided to cure such conduct. Failing such cure, the end of the cure period shall be deemed Employee’s Separation Date. In the event Employee’s employment is terminated by the Bank or Employee pursuant to this Section, Employee shall be paid all accrued salary, accrued but unused vacation, and reimbursement expenses for which expense reports have been provided to the Bank, or which are provided to the Bank prior to the Separation Date, in accordance with the Bank’s policies and this Agreement. In addition to the foregoing amounts, if Employee is terminated by the Bank or Employee pursuant to this Section, and subject to (A) Employee’s continued employment through, and termination of employment on, the Separation Date; (B) Employee’s continued loyalty to the Bank, which includes, but is not limited to, Employee or any outside third party, operating under the direction of Employee, refraining from any announcements to anyone inside or outside the Bank that the Employee is leaving the Bank; and (C) Employee’s execution and non-revocation of a general release of all claims in the form attached hereto as Exhibit A (the “Release”), which Release becomes irrevocable within sixty (60) days following the Separation Date or such earlier deadline provided by the Bank, then Employee will be entitled to receipt of the following Severance Package:

1.	A Severance Payment equivalent to twelve (12) times the Employee’s highest monthly base salary, which Employee has earned during Employee’s employment with the Bank. The Severance Payment shall be paid out in equal increments on regularly scheduled pay days for a period of 12 months following the Separation Date, provided that any payments delayed pending the effectiveness of the Release shall be accumulated and paid in a lump sum on the next pay day following the effectiveness of the Release, with any remaining payments due paid in accordance with the schedule otherwise provided herein. Such payments will cease, however, if Employee fails to comply with the provisions of Part VIII of this Agreement.

2.	A Severance Bonus in an amount equal to the average of the Employee’s annual discretionary incentive bonus for the previous two years, prorated for the number of months between the Separation Date and the end of the Bank’s last fiscal year. The Severance Bonus shall be paid in a lump sum on the Employee’s Separation Date.

3.	Payment of all awards of benefit plans and incentive and retention programs in accordance with the terms of those plans and programs, including applicable vesting and forfeiture provisions. Any such payment or distribution from an equity compensation plan shall be governed by the terms of such plan relating to the timing of distributions.

“Good Reason” for purposes of this Agreement shall be defined as a material breach by Employer of any of the covenants in this Agreement, any material reduction in Employee’s annual base salary or annual discretionary incentive bonus opportunity, any material and adverse change in Employee’s position, title or reporting lines or any change in Employee’s job duties, authority or responsibilities to those of lesser status, or a material change in the geographic location of Employer’s headquarters, which shall mean the relocation of the Employer’s headquarters to a location that is more than 50 miles from its current location, in each case, without Employee’s consent.

Section 7.02       Termination for Cause: The Bank may terminate Employee’s employment at any time for “Cause” upon written Notice of Termination to Employee, setting forth in reasonable detail the basis for the determination of “Cause.” Termination for Cause shall be effective immediately upon receipt of the Notice of Termination by Employee, and the date on which the Notice of Termination is received shall be deemed to be the Separation Date. If Employee is terminated pursuant to this Section 7.02, Employee shall be entitled only to accrued salary, vacation and reimbursement of expenses for which expense reports have been provided to the Bank, or which are provided to the Bank prior to the Separation Date, in accordance with the Bank’s policies and this Agreement. Employee shall be entitled to no further compensation or severance payment of any nature; provided however, that Employee will also be entitled to payment of all awards of benefit plans and incentive and retention programs in accordance with the terms of those plans, including any applicable vesting and forfeiture provisions. Any such payment or distribution from an equity compensation plan shall be governed by the terms of such plan relating to the timing of distributions.

“Cause” for purposes of this Agreement shall be defined as follows:

1.	The death of Employee;

2.	Conviction of a felony resulting in a material economic adverse effect on the Bank or its affiliates;

3.	Committing acts of dishonesty, theft, embezzlement or other acts of moral turpitude against the Bank or its affiliates;

4.	A material breach of, or intentional failure to perform any of Employee’s duties which is not cured by Employee to the reasonable satisfaction of the Bank’s Chief Executive Officer within thirty (30) days, or within a deadline jointly defined by Employee and the Bank’s Chief Executive Officer after written notice is provided by the Bank’s Chief Executive Officer setting forth in reasonable detail the nature of the breach or failure;

5.	An unauthorized, willful, knowing or reckless disclosure of any confidential information concerning the Bank or its affiliates or any of its directors, shareholders, customers or employees; or

6.	Any action that constitutes a material disruption of Bank personnel relationships, that damages the Bank’s reputation or the reputation of any of its directors, shareholders, customers or employees, or that materially adversely affects the professional or business operations or practices of the Bank.

Section 7.03       Termination by Employee without Good Reason: This Agreement may be terminated by Employee without Good Reason at Employee’s sole discretion by giving ninety (90) days written Notice of Resignation to the Bank. If Employee terminates his/her employment pursuant to this Section 7.03, and subject to Employee’s continued satisfactory performance of such tasks and duties that may be assigned to Employee through the Separation Date, and Employee’s continued loyalty to the Bank through the Separation Date (which includes, but is not limited to, refraining from any announcements by Employee or any outside third party, operating under the direction of Employee, to anyone inside or outside the Bank that the Employee is leaving the Bank), Employee shall receive accrued salary and payment for accrued but unused vacation through the Separation Date. Employee shall also be entitled to payment of all awards of benefit plans and incentive and retention programs, in accordance with the terms of those plans, including applicable vesting and forfeiture provisions. Any such payment or distribution from an equity compensation plan shall be governed by the terms of such plan relating to the timing of distributions. Alternatively, the Bank may, at its option, at any time after Employee gives written Notice of Resignation as herein provided, pay Employee’s accrued salary up to and including the effective Separation Date set forth in Employee’s Notice of Resignation, and thereupon immediately release and terminate Employee’s employment. Notwithstanding the foregoing, if the Bank determines at any time during the 90-day notice period that Employee materially breaches the obligations imposed by the provisions of this Section 7.03 and Part VIII of this Agreement, the Bank may shorten the notice period and accelerate the Separation Date, thereby reducing the compensation otherwise payable to Employee pursuant to this Section.

Section 7.04       Option to Terminate on Permanent Disability: Employer may terminate this Agreement if, during the term of this Agreement, Employee shall become “Permanently Disabled”, as that term in defined herein. A termination pursuant to this Section 7.04 shall be deemed a termination upon Permanent Disability and upon such termination Employee shall only be entitled to their benefits governed by such non-qualified retirement plan and/or components thereof in which the Employee is a participant. For purposes of this Agreement, Employee shall be deemed to have become Permanently Disabled if Employee is unable to perform his/her current duties, with or without accommodation, for an aggregate of 120 working days over a six month period, by reason of any medically determinable physical or mental impairment. Employer shall issue its Notice of Termination to Employee on or after 90 working days of Permanent Disability, as defined herein.

Section 7.05       Change of Control:

1.	If a Change of Control of the Bank or Farmers & Merchants Bancorp (the “Bancorp”) closes during the term of this Agreement, while Employee is still employed by the Bank, the Bank will provide the Employee with the following Change of Control Compensation Package to be paid and commence immediately prior to the closing of the Change of Control:

(a)       Twelve (12) times Employee’s highest monthly base salary, which Employee has earned during Employee’s employment with the Bank and the pro-rated annual bonus based on the number of months from the end of the previous fiscal year-end to the closing date of the Change of Control.

(b)       Employee’s monthly premium for continuation coverage under COBRA (as defined in Section 7.07), determined as of immediately prior to the Change of Control, multiplied by twelve (12) months, whether or not such continuation coverage is elected by Employee.

In addition, Employee will be entitled to payment of all awards of benefit plans and incentive and retention programs in accordance with the terms of those plans and programs, including applicable vesting and forfeiture provisions.

Payment of the Change of Control Compensation Package shall be contingent upon the execution by Employee and non-revocation of (A) a general Release of all claims provided by Employer in the form attached hereto as Exhibit A and (B) a non-disclosure and non-solicitation agreement in the form attached hereto as Exhibit B. Employee shall receive disbursement of payments due Employee under this Section (except for payments or distributions from or pursuant to any equity compensation plan), in one lump sum payment immediately prior to the closing of the Change of Control, subject to Section 10.02 below, less any withholding required by state, federal or local law. Any payment or distribution from or pursuant to an equity compensation plan shall be governed by the terms of such plan. If Employee becomes entitled to payment under this Section 7.05, Employee shall not be entitled to the Severance Package under Section 7.01, notwithstanding Employee’s subsequent termination of employment pursuant to that Section.

2.	Change of Control means a change of control of Bancorp. Such a Change of Control will be deemed to have occurred immediately before any of the following occur: (i) a merger, consolidation or acquisition, directly or indirectly, of more than 30% of the voting power or outstanding shares of any class of voting securities of Bancorp by any Person; (ii) a sale of all, or substantially all, of the assets of Bancorp or the Bank; or (iii) there is a change, during any period of one year or less, of a majority of the Board of Directors of Bancorp as constituted as of the beginning of such period, unless the election of each director who is not a director at the beginning of such period was approved by a vote of at least a majority of the directors then in office who were directors at the beginning of such period. If the events or circumstances described in (i)-(iii), above, shall occur to or be applicable to the Bank, then such Change of Control shall be deemed for all purposes of this Agreement to also be a “Change of Control” of Bancorp. For purposes of this Agreement, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person”, as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than Bancorp, the Bank, any other wholly owned subsidiary of Bancorp or any employee benefit plan(s) sponsored by Bancorp, Bank or other subsidiary of Bancorp. Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred unless the change also constitutes the occurrence of a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5), with respect to the Employee.

3.	Limitation on Payments. In the event that any payment or benefit (as those terms are defined within the meaning of Internal Revenue Code Section 280G(b)(2) paid, payable, distributed or distributable to the Employee (hereinafter referred to as “Payment” or “Payments”) pursuant to the terms of this Agreement or otherwise in connection with or arising out of Employee’s employment with the Bank or a change of control are determined by the Bank, taking into account the determination and supporting calculations of an accounting firm appointed by the Bank, (i) would constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment or Payments otherwise provided for under this Agreement shall be either:

(a)	delivered in full or

(b)	delivered as to such lesser extent which would result in no portion of such Payment or Payments being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greater Payment or Payments, notwithstanding that all or some portion of such Payment or Payments may be taxable under Section 4999 of the Code.

Any determination required by this Section 7.05.3 shall be made at the Bank’s expense by an accounting firm appointed by the Bank prior to any Change of Control. The accounting firm shall provide its determination, together with detailed supporting calculations and documentation to the Bank and Employee prior to submission of the proposed Change of Control to the Bank’s or Bancorp’s shareholders, Board of Directors or appropriate regulators for approval and such determination shall be reconfirmed and finalized directly prior to the disbursement of any such Payment or Payments to the Employee immediately preceding a Change in Control. For purposes of making the calculations required by this Section 7.05.3, the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Bank and Employee shall furnish to the accountants such information and documents as the accountants may reasonably request in order to make a determination under this Section 7.05.3. The Bank shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this Section 7.05.3. In the event that a reduction is required, the reduction shall be applied first to the Payment or Payments that are not subject to Section 409A of the Code and then shall be applied to the Payment or Payments that are subject to Section 409A of the Code (if any), with the Payment or Payments otherwise payable latest in time subject to reduction first. In the event that, according to the determination of the Bank, an excise tax will be imposed on any Payment or Payments, the Bank or its successor shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Bank has actually withheld from the Payment or Payments.

Section 7.06       Non-Renewal of Agreement. For the avoidance of doubt, if this Agreement is not renewed automatically by reason of Employee’s failure to execute an effective general Release pursuant to Section 2.02, Employee will not be entitled to the Severance Package specified in Section 7.01.

Section 7.07       Continuation of Medical Benefits: In the event Employee’s employment is terminated Employee shall be afforded the right to continue his/her medical benefits to the extent provided in the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at his/her expense. The Bank shall provide Employee with the appropriate COBRA notification within the time required by the law from the Separation Date.

PART VIII

COVENANTS

Section 8.01       Confidential Nature of Relationship. Employee acknowledges (i) the highly competitive nature of the business and the industry in which the Bank competes; (ii) that as a key executive of the Bank he/she has participated in and will continue to participate in the service of current customers and/or the solicitation of prospective customers, through which, among other things, Employee has obtained and will continue to obtain knowledge of the “know-how” and business practices of the Bank, in which matters the Bank has a substantial proprietary interest;(iii) that his/her employment hereunder renders the performance of services which are special, unique, extraordinary and intellectual in character, and his/her position with the Bank placed and places him/her in a position of confidence and trust with the customers and employees of the Bank; and (iv) that his/her rendering of services to the customers of the Bank necessarily requires the disclosure to Employee of Trade and Business Secrets, Proprietary and Confidential Information, and Bank Materials (as defined in Section 8.03 below) of the Bank. In the course of Employee’s employment with the Bank, Employee has and will continue to develop a personal relationship with the customers and prospective customers (defined for purposes of this Agreement as customers that the Bank is either actively soliciting or in the process of making a proposal for services to as of Employee’s Separation Date) of the Bank and a knowledge of those customers’ and prospective customers’ affairs and requirements, and the relationship of the Bank with its established clientele has been, and will continue to be, placed in Employee’s hands in confidence and trust. Employee consequently agrees that it is a legitimate interest of the Bank, and reasonable and necessary for the protection of the confidential information, goodwill and business of the Bank, which is valuable to the Bank, that Employee make the covenants contained herein.

Employee Initials

Section 8.02       Restrictions: Accordingly, Employee agrees that during the period that he/she is employed by the Bank, unless in the normal course of business, he/she shall not, as an individual, employee, consultant, independent contractor, partner, shareholder, or in association with any other person, business or enterprise, directly or indirectly, and regardless of the reason for him/her ceasing to be employed by the Bank, engage in the following:

A.	Disclosure of Proprietary Information or Materials. Employee agrees that he/she will not directly or indirectly reveal, report, publish or disclose to any person, firm, or corporation not expressly authorized in writing by the Bank’s Board of Directors to receive any Trade and Business Secret, Proprietary and Confidential Information or Bank Materials (as defined in Section 8.03 below). Employee further agrees that he/she will not use any Trade and Business Secret, Proprietary and Confidential Information and/or Bank Materials for any purpose except to perform his/her employment duties for the Bank and such Trade and Business Secret, Proprietary and Confidential Information and/or Bank Materials may not be used or disclosed by Employee for his/her own benefit or purpose or for the benefit or purpose of a subsequent employer. These agreements will continue to apply after Employee is no longer employed by the Bank so long as such Trade and Business Secrets, Proprietary and Confidential Information and Bank Materials are not nor have become, by legitimate means, generally known to the public.

B.	Solicitation of Employees. Employee recognizes that he/she possesses and will possess confidential information about other employees of the Bank and its affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customer(s) of the Bank and its affiliates. Employee recognizes that the information he/she possesses and will possess about these other employees is not generally known, is of substantial value to the Bank and its affiliates in developing their business and in securing and retaining customers, and in managing general daily operations of the Bank, and has been and will be acquired by Employee because of his/her business position with the Bank and its affiliates. Employee agrees that at all times during his/her employment with the Bank and for a period of twelve (12) months thereafter, Employee will not, directly or indirectly, solicit or recruit any employee of the Bank or its affiliates for the purpose of being employed by, or serving as a consultant or information resource to, the Employee, or any competitor of the Bank or its affiliates on whose behalf Employee is acting as an agent, representative or employee, and that Employee will not convey such confidential information or trade secrets about other employees of the Bank and its affiliates to any other Person or legal entity. In view of the nature of Employee’s employment with the Bank, Employee likewise agrees that the Bank and its affiliates would be irreparably harmed by any such solicitation or recruitment in violation of the terms of this paragraph and that the Bank and its affiliates shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting the Employee from engaging in any activity or threatened activity in violation of the terms of this paragraph and to any other relief, including financial compensation commensurate with damages caused, available to them.

C.	Solicitation of Customers. During the Employee’s employment by the Bank and its affiliates and for a period of twelve (12) months after such employment ceases, the Employee shall not, directly or indirectly (whether as an officer, director, owner, employee, partner, consultant or other participant), use any Trade and Business Secret, Proprietary and Confidential information, or Bank Materials to identify, solicit or entice any Customer or Prospective Customer of the Bank or its affiliates to make any changes whatsoever in their current or prospective relationships with the Bank or its affiliates, and will not assist any other Person or entity to interfere with or dispute such current or prospective relationships. If Employee leaves the Bank and goes to work for a new employer that is a competitor of the Bank, and if that new employer already has an existing relationship with a Customer or Prospective Customer of the Bank or its affiliates, this paragraph does not preclude Employee from making contact with such Customer or Prospective Customer on the new employer’s behalf, so long as such contact otherwise complies with the provisions of this paragraph. In view of the nature of the Employee’s employment with the Bank, the Employee likewise agrees that the Bank and its affiliates would be irreparably harmed by any such interference or competitive actions in violation of the terms of this paragraph and that the Bank and its affiliates shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting the Employee from engaging in any activity or threatened activity in violation of the terms of this paragraph, in addition to any other relief, including financial compensation commensurate with damages caused, available to them.

Employee initials

Section 8.03       Definitions:

A.              TRADE AND BUSINESS SECRETS means information, including a formula, pattern, compilation, program, device, method, technique or process that derives independent economic value, actual or potential from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

B.              PROPRIETARY AND CONFIDENTIAL INFORMATION means trade secrets, computer programs, designs, technology, ideas, know-how, processes, formulas, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, or other information concerning the Bank’s:

(i)              Business Activities, including but not limited to: actual or anticipated strategic plans and initiatives; marketing plans, advertising and collateral materials; new product development plans; competitor analyses; analyses of internal financial performance; financial forecasts and budgets; customer and prospect strategies and lists; proprietary designs of facilities and other delivery systems and processes; and any similar information to which Employee has access by virtue of performing his/her duties for the Bank.

(ii)            Customers, including but not limited to: information about the Bank’s customers or prospective customers, such as the customer’s or prospect’s key decision-makers; customer preferences; customer strategies; terms of any contractual arrangements with the Bank; business considerations; loan, deposit and other product and service pricing, terms and conditions, repayment structures, fee arrangements, structure of guarantees from other entities; and any similar information to which Employee has access by virtue of performing his/her duties for the Bank.

(iii)          Employees, including but not limited to: names of and contact information for the Bank’s employees; their compensation, incentive plans, retirement plans, terms of employment, areas of expertise, projects, and experience; and any similar information to which Employee has access by virtue of performing his/her duties for the Bank.

“Proprietary and Confidential Information” includes any information, in whatever form or format, including that which has not been memorialized in writing.

C.              BANK MATERIALS means documents or other media or tangible items that contain or embody PROPRIETARY AND CONFIDENTIAL INFORMATION or any other information concerning the business, operations or plans of the Bank and its customers and prospective customers, whether such documents have been prepared by Employee or by others. BANK MATERIALS include, but are not limited to blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, photographs of proprietary information or documents on cell phones, iPads or other electronic devices, photocopies of proprietary information or documents, emails, text messages, tapes or printouts, sound recordings and other printed, typewritten, handwritten or computer generated documents, as well as samples, prototypes, product collateral materials, advertising materials, models, products and the like.

Section 8.04       Return of the Bank’s Property: Upon termination of his/her employment with the Bank for any reason, Employee will promptly deliver to the Bank, without copying or summarizing, all Trade and Business Secrets, Proprietary and Confidential Information, and Bank Materials that are in Employee’s possession or under Employee’s control, including, without limitation, all physical property, keys, documents, lists, electronic storage media, cell phones, iPads, manuals, letters, notes, reports, including all originals, reproductions, recordings, disks, or other media.

Employee acknowledges that Employee has been apprised of the provisions of Labor Code Section 2860 which provides: “Everything which an Employee acquires by virtue of his employment, except the compensation which is due him from his Employer, belongs to the Employer, whether acquired lawfully or unlawfully, or during or after the expiration of the term of his employment.” Employee understands that any work that Employee created or helped create at the request of the Bank, including user manuals, training materials, sales materials, customer and prospective customer information and business data, process manuals, and other written and visual works, are works made for hire in which the Bank owns the copyright. Employee may not reproduce or publish these copyrighted works, except in the pursuit of his/her employment duties with the Bank.

Employee Initials

Section 8.05       Separate Covenants: The covenants of Part VIII of this Agreement shall be construed as separate covenants covering their particular subject matter. In the event that any covenant shall be found to be judicially unenforceable, said covenant shall not affect the enforceability or validity of any other part of this Agreement.

Employee Initials

Section 8.06       Continuing Obligation: Employee’s obligations set forth in Part VIII of this Agreement shall expressly continue in effect beyond Employee’s employment period in accordance with their terms and such obligations shall be binding on Employee’s assigns, executors, administrators and other legal representatives.

Employee Initials

PART IX

TAXES

Section 9.01       Withholding: All payments to be made to Employee under this Agreement will be subject to required withholding of federal, state and local income and employment taxes as applicable.

Section 9.02       Section 409A:

A.              Notwithstanding any provision to the contrary in this Agreement, the Bank shall delay the commencement of payments or benefits coverage to which Employee would otherwise become entitled under the Agreement in connection with Employee’s termination of employment until the earlier of (i) the expiration of the six-month period measured from the date of Employee’s “separation from service” with the Bank (as such term is defined in Treasury Regulations issued under Section 409A of the Code (defined below)) or (ii) the date of Employee’s death, if the Bank in good faith determines that Employee is a “specified employee” within the meaning of that term under Code Section 409A at the time of such separation from service and that such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section10.02 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under the Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

B.              In addition, to the extent the Bank is required pursuant to this Agreement to reimburse expenses incurred by Employee, and such reimbursement obligation is subject to Section 409A of the Code, the Bank shall reimburse any such eligible expenses by the end of the calendar year next following the calendar year in which the expense was incurred, subject to any earlier required deadline for payment otherwise applicable under this Agreement.

C.              For purposes of the provisions of this Agreement which require commencement of payments or benefits subject to Section 409A upon a termination of employment, the terms “termination of employment” and “Separation Date” shall mean a “separation from service” with the Bank (as such term is defined in Treasury Regulations issued under Code Section 409A), notwithstanding anything in this Agreement to the contrary.

D.              In each case where this Agreement provides for the payment to the Employee of an amount that constitutes nonqualified deferred compensation under Section 409A and such payment is subject to the execution and non-revocation of a release of claims, (1) any payments delayed pending the effectiveness of the release shall be accumulated and paid in a lump sum following the effectiveness of the release, with any remaining payments due paid in accordance with the schedule otherwise provided herein, and (2) if the period between the Separation Date and the last day on which the release could become irrevocable assuming the Employee’s latest possible execution and delivery of the release spans two calendar years, then such deferred payments shall not be made before the second calendar year, even if the release becomes irrevocable in the first calendar year, if such payments constitute nonqualified deferred compensation under Section 409A.

E.               Any series of payments provided under this Agreement (excluding plans or agreements incorporated by reference) shall for all purposes of Code Section 409A be treated as a series of separate payments and not as single payments.

F.               The provisions of this Part X are intended to comply with Code Section 409A and shall be interpreted consistent with such section.

PART X

GENERAL PROVISIONS

Section 10.01   - Notices: Any notice to be given to the Bank under the terms of this Agreement, and any notice to be given to Employee, shall be addressed to such Party at the mailing address the Party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given four days after the same shall be enclosed in a properly sealed and addressed envelope, registered or certified, and deposited (postage or registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government or upon actual delivery to the Party by messenger or delivery service, with receipt acknowledged in writing by the Party to whom such notice is addressed.

Section 10.02   Entire Agreement: This Agreement and the agreement(s) incorporated by reference herein (“Farmers & Merchants Bancorp Restricted Stock Retirement Plan”) supersede any and all other agreements or understandings, whether oral, implied, or in writing, between the parties hereto with respect to the subject matter hereof and contain all of the covenants and agreements between the Parties with respect to such matters in their entirety. Each Party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any Party, or anyone acting on behalf of any Party, which is not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Any modification(s) to this Agreement will be effective only if in writing and signed by the Parties hereto.

Section 10.03      Notwithstanding any other provision of this Agreement, this Agreement and all rights and obligations of the Parties hereunder shall be subject to the provisions of the Federal Deposit Insurance Act and the regulations adopted thereunder, including without limitation 12 Code of Federal Regulations, Part 359.

Section 10.04      Partial Invalidity: If any provisions in this Agreement are held by a court of competent jurisdiction or an arbitrator to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

Section 10.05      Continuing Obligations: The obligations of the covenants contained in this Agreement shall survive the termination of the Agreement and any employment relationship between the Bank and Employee. Accordingly, neither the Bank nor Employee shall be relieved of the continuing obligations of the covenants contained in this Agreement.

Section 10.06      Employee’s Representations: Employee represents and warrants that Employee is free to enter into this Agreement and to perform each of the terms and covenants in it. Employee represents and warrants that Employee is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that Employee’s execution and performance of this Agreement is not a violation or breach of any other agreement or other legal obligation between Employee and any other person or entity.

Section 10.07      Governing Law: This Agreement (not including any plans or agreements incorporated by reference) shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of California.

Section 10.08      Full Settlement: The Bank’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action which the Bank may have against Employee or others. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and such amount shall not be reduced whether or not Employee obtains other employment.

Section 10.09      No Waiver: The failure of any of the Parties hereto to insist on strict compliance with any provision of this Agreement, or the failure to assert any right of any Party hereto may have hereunder, shall not be deemed to be a waiver of such provision or right or of any other provision or right contained in this Agreement.

Section 10.10      Advice of Counsel: Employee warrants that he/she has consulted with legal counsel of his/her choice to advise him/her with respect to the terms and conditions of this Agreement.

FARMERS & MERCHANTS BANK OF CENTRAL CALIFORNIA		Date:	4/1/2026

By:	/s/ Edward Corum, Jr.

Edward Corum Jr.
Chairman of the Personnel Committee

EMPLOYEE:	/s/ Troy Harper
		Date:	4/1/2026
Troy Harper

EXHIBIT A

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (“Agreement”) is entered into by and between Troy Harper (“Employee”) and Farmers & Merchants Bank of Central California, California banking corporation (the “Bank” and together with the Employee, the “Parties”).

WHEREAS, pursuant to Section 7.01 and 7.05 of the Parties’ Employment, Confidentiality and Non-Disclosure Agreement dated April 1, 2026, as may be amended or automatically renewed (“Employment Agreement”), Employee is required to enter into a release of claims in the Bank’s favor in exchange for the payment of certain benefits or the automatic renewal of the Employment Agreement pursuant to Section 2.02; and

WHEREAS, the Parties wish to memorialize either the terms of Employee’s departure under Section 7.01 of the Employment Agreement or the payment of the Change of Control Compensation Package (as defined in Section 7.05 of the Employment Agreement), or the automatic renewal of the Employment Agreement under Section 2.02 and to resolve all issues or disputes arising out of or related to (i) the employment relationship and the termination thereof under Section 7.01 of the Employment Agreement or (ii) the employment relationship prior to a Change of Control (as defined in the Employment Agreement) or the automatic renewal of the Employment Agreement, as the case may be.

NOW, THEREFORE, the Parties hereby agree as follows:

Section 1.	Release of the Bank. In consideration of receipt by Employee of the Severance Package or the Change of Control Compensation Package, as applicable, which Employee acknowledges is in addition to anything of value to which he/she is otherwise entitled, Employee, on behalf of himself/herself and his/her heirs, attorneys, executors, successors, administrators and assigns, does hereby release, acquit and forever discharge the Bank and its respective predecessors, successors, assigns, subsidiaries, divisions, holding companies, affiliated companies and benefit plans, and each of their respective present and former affiliates, directors, officers, fiduciaries, employees, agents, successors and assigns, from any and all liabilities, damages, causes of action and claims of any nature, kind or description whatsoever, whether accrued or to accrue, which Employee ever had, now has or hereafter may have against any of them, known or unknown, that are based on facts occurring the day of and prior to the day Employee executes this Agreement, including, but not limited to, any claims under any state or federal law or statute, including, but not limited to, the Age Discrimination in Employment Act of 1967 (29 U.S.C. section 621 et seq.), the Americans with Disabilities Act of 1990, the Civil Rights Acts of 1964 and 1991, the Equal Pay Act, any claim based on tort, contract or otherwise, any claim for attorneys’ fees or costs, or any matter or action related to Employee employment and/or affiliation with, or termination and separation from the Bank and its affiliates.

This Agreement recognizes the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”) and the California Department of Fair Employment and Housing (“DFEH”) to enforce the statutes which come under their jurisdiction. This Agreement is not intended to prevent Employee from initiating or participating in any investigation or proceeding conducted by the EEOC or the DFEH; provided, however, that nothing in this section limits or affects the finality or the scope of the Release. Employee has waived and released any claim that he/she may have for damages based on any alleged discrimination, harassment or retaliation that are based on facts occurring the day of and prior to the day the Employee executes this Agreement, and may not recover damages in any proceeding conducted by the EEOC or the DFEH.

Section 2.	No Release of Vested Benefits. Notwithstanding anything in Section 2 hereof, Employee does not by this Agreement waive any rights he/she may have to vested benefits or account balances in any retirement plan, which vested benefits or account balances, as the case may be, shall be paid over to Employee in accordance with the provisions of the respective plans, subject to any applicable forfeiture provisions set forth therein.

Section 3.	Confidentiality of Agreement. As a material of inducement to the Bank to enter into this Agreement, Employee represents and agrees that he/she will keep all terms of this Agreement completely confidential, and that he/she will not disclose any information concerning this Agreement to any person, including, but not limited to, any past, present or prospective employee of the Bank, except for his/her spouse, attorney, tax account and financial advisor. Employee further agrees that disclosure by him/her of the terms and conditions of this Agreement in violation of this Section constitutes a material breach of the Agreement.

Section 4.	Confidentiality of Proprietary Information. Employee acknowledges and agrees that he/she has an obligation to continue to keep in confidence and not use for his/her own or any other person’s or entity’s benefit all proprietary and confidential information concerning the Bank, as defined in Part VIII of the Employment Agreement.

Section 5.	Non-Disparagement. Employee agrees to refrain from any disparagement, defamation, libel or slander of the Bank or Bank-affiliates or tortious interference with the contracts and relationships of the Bank.

Employee agrees not to act in any manner that might damage the business of the Bank. Employee agrees not to counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Bank and/or any officer, director, employee, agent, representative, shareholder or attorney of the Bank, unless under a subpoena or other court order to do so.

Section 6.	Acknowledgments. Employee acknowledges, represents and agrees, in compliance with the Older Workers’ Benefit Protection Act, that:

(a)	Employee has been fully informed and is fully aware of his/her right to discuss any and all aspects of this matter with an attorney of his/her choice and is specifically advised that he/she should seek such advice;

(b)	Employee has carefully read and fully understands all of the provisions of this Agreement;

(c)	Employee has had up to and including a full twenty-one (21) days within which to consider this Agreement before executing it, unless by his/her own choice he/she has waived all or part of this period;

(d)	Employee has a full seven (7) days following the execution of this Agreement to revoke this Agreement, and has been and is hereby advised in writing that this Agreement shall not become effective or enforceable as to Employee rights under the federal Age Discrimination in Employment Act (29 U.S.C. section 621 et seq.) until the revocation period has expired (but shall be immediately effective as to all other claims). Any revocation shall be made in writing and delivered to Bank’s Chief Executive Officer on or before the seventh day following Employee execution of this Agreement; and

(e)	Employee accepts the terms of this Agreement as fair and equitable under all the circumstances and voluntarily executes this Agreement.

Section 7.	Non-Admission. Nothing in this Agreement shall be construed as an admission of liability by the Bank, its past and present affiliates, officers, directors, owners, employees or agents, and the Bank specifically disclaims liability to or wrongful treatment of Employee on the part of itself, its past and present affiliates, officers, directors, owners, employees and agents.

Section 8.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

Section 9.	Savings Clause. If any provision of this Agreement is invalid under applicable law, such provision shall be deemed to not be a part of this Agreement, but shall not invalidate any other provision hereby.

Section 10.	Integration Clause. This Agreement is intended by the parties to be their final agreement. The statements, promises and agreements in this Agreement may not be contradicted by any prior understandings, agreements, promises or statements. Employee states and promises that in signing this Agreement he/she has not relied on any statements or promises made by the Bank, other than the promises contained in this Agreement. Any changes to this Agreement must be in writing and signed by both Parties.

THIS IS A RELEASE OF ALL CLAIMS – READ THOROUGHLY BEFORE SIGNING

Date:

Employee:
Troy Harper

Date:

FARMERS & MERCHANTS BANK OF CENTRAL CALIFORNIA

By:

Edward Corum, Jr.
Chairman of the Personnel Committee

EXHIBIT B

NON-DISCLOSURE AND NON-SOLICITATION AGREEMENT

This Non-Disclosure and Non-Solicitation Agreement (“Agreement”) is entered into by and between Troy Harper (“Employee”) and Farmers & Merchants Bank of Central California, a California banking corporation (the “Bank”).

WHEREAS, pursuant to Section 7.05 of the Parties’ Employment, Confidentiality and Non-Disclosure Agreement dated as of April 1, 2026, as may be amended or automatically renewed (“Employment Agreement”), the Parties wish to memorialize the covenants to which Employee will become subject upon a Change of Control and the portion of Employee’s Change of Control Compensation Package that is intended to serve as compensation for compliance with such covenants;

NOW, THEREFORE, the Parties hereby agree as follows:

Section 1.	Change of Control Compensation Package. Subject to the terms of this Agreement, Employee shall receive the following compensation for compliance with the terms of the covenants described herein (the “Restrictive Covenants”), which compensation is part of (and not in addition to) the Change of Control Compensation Package described in Section 7.05 of the Employment Agreement to be paid or commence immediately prior to a Change of Control: In the event of a Change of Control of Employer or Farmers & Merchants Bancorp (“Bancorp”), (A) one (1) times the Employee’s highest Annual Compensation (as defined in Section 7.05.01 of the Employment Agreement), (B) Employee’s monthly premium for continuation coverage under COBRA (as defined in Section 7.05 of the Employment Agreement), determined as of the closing or other occurrence of the Change of Control, multiplied by twelve (12) months, whether or not such continuation of coverage is elected by Employee in all cases as may be limited by Section 7.05.3 of the Employment Agreement.

The compensation set forth above is in consideration for the covenants of Employee as set forth in this Agreement.

Section 2.	Restrictive Covenants: Employee agrees that for a period of one (1) year after a termination of employment in anticipation of, upon or following the Change of Control (in the event of a Change of Control of Employer, the Bank or Bancorp under Section 7.05.2 of the Employment Agreement) (the “Restricted Period”), he shall not, in any county in which the Bank has an office immediately prior to the Change of Control or opens a branch or office in any county in which the Bank, immediately prior to the Change of Control has a branch office during the Restricted Period (the “Restricted Area”) as an individual, employee, consultant, independent contractor, partner, shareholder, or in association with any other person, business or enterprise, directly or indirectly, and regardless of the reason for him/her ceasing to be employed by Employer, engage in the following (which periods shall run concurrent with the periods of the restrictive covenants described in Section 8.02 of the Employment Agreement and not consecutively):

A.       Disclosure of Proprietary Information or Materials. Employee agrees that he/she will not directly or indirectly reveal, report, publish or disclose to any person, firm, or corporation not expressly authorized in writing by the Bank’s Board of Directors to receive any Trade and Business Secret, Proprietary and Confidential Information or Bank Materials (as defined in Section 8.03 of the Employment Agreement). Employee further agrees that he/she will not use any Trade and Business Secret, Proprietary and Confidential Information and/or Bank Materials for any purpose except to perform his/her employment duties for the Bank and such Trade and Business Secret, Proprietary and Confidential Information and/or Bank Materials may not be used or disclosed by Employee for his/her own benefit or purpose or for the benefit or purpose of a subsequent employer. These agreements will continue to apply after Employee is no longer employed by the Bank so long as such Trade and Business Secrets, Proprietary and Confidential Information and Bank Materials are not nor have become, by legitimate means, generally known to the public. In view of the nature of Employee’s employment with Employer and Employee’s contribution of equity in Employer to the Change of Control, Employee likewise agrees that Employer and its affiliates would be irreparably harmed by any such use or disclosures in violation of the terms of this paragraph and that Employer and its affiliates shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting Employee from engaging in any activity or threatened activity in violation of the terms of this paragraph and to any other relief, including financial compensation commensurate with damages caused, available to them.

B.	Solicitation of Employees. Employee recognizes that he possesses and will possess confidential information about other employees of Employer and its affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customer(s) of Employer and its affiliates. Employee recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to Employer and its affiliates in developing their business and in securing and retaining customers, and in managing general daily operations of Employer, and has been and will be acquired by Employee because of his/her business position with Employer and its affiliates. Employee agrees that Employee will not, directly or indirectly, solicit or recruit any employee of Employer or its affiliates for the purpose of being employed by, or serving as a consultant or information resource to, Employee, or any competitor of Employer or its affiliates on whose behalf Employee is acting as an agent, representative or employee, and that Employee will not convey such confidential information or trade secrets about other employees of Employer and its affiliates to any other Person or legal entity. In view of the nature of Employee’s employment with Employer, Employee likewise agrees that Employer and its affiliates would be irreparably harmed by any such solicitation or recruitment in violation of the terms of this paragraph and that Employer and its affiliates shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting Employee from engaging in any activity or threatened activity in violation of the terms of this paragraph and to any other relief, including financial compensation commensurate with damages caused, available to them.

C.	Solicitation of Customers. Employee recognizes that if he were to become employed by, or substantially involved in, the business of a competitor of Employer or any of its affiliates, it would be very difficult for Employee not to rely on or use Employer’s and its affiliates’ Trade and Business Secrets, Proprietary and Confidential information or Employer Materials. To protect Employer’s Trade and Business Secrets, Proprietary and Confidential information and Employer Materials and its affiliates’ relationships and goodwill with customers. Employee shall not, directly or indirectly (whether as an officer, director, owner, employee, partner, consultant or other participant), use any Trade and Business Secret, Proprietary and Confidential information or Employer Materials to identify, solicit or entice any Customer or Prospective Customer of Employer or its affiliates to make any changes whatsoever in their current or prospective relationships with Employer or its affiliates, and will not assist any other Person or entity to interfere with or dispute such current or prospective relationships in the Restricted Area. If Employee leaves Employer and goes to work for a new employer that is a competitor of Employer, and if that new employer already has an existing relationship with a Customer or Prospective Customer of Employer or its affiliates, this paragraph does not preclude Employee from making contact with such Customer or Prospective Customer on the new employer’s behalf, so long as such contact otherwise complies with the provisions of this paragraph. In view of the nature of Employee’s employment with Employer and Employee’s contribution of equity in Employer to the Change of Control, Employee likewise agrees that Employer and its affiliates would be irreparably harmed by any such interference or competitive actions in violation of the terms of this paragraph and that Employer and its affiliates shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting Employee from engaging in any activity or threatened activity in violation of the terms of this paragraph, in addition to any other relief, including financial compensation commensurate with damages caused, available to them.

D.	For purposes of this Section 2, a “Person” shall mean and include any individual, corporation, partnership, group, association or other “person”, as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than Bancorp, the Bank, any other wholly owned subsidiary of Bancorp or any employee benefit plan(s) sponsored by Bancorp, Bank or other subsidiary of Bancorp.

For purposes of this Section 2, a “competitor” shall mean a Person which has a branch office or conducts material business in the Restricted Area during the Restricted Period that competes with Employer that competes with Employer and its affiliates by soliciting, offering and/or selling any services or products substantially similar in function or capability to or competitive with the existing services and products sold, licensed, distributed, marketed, provided, being developed or otherwise offered, performed or provided by Employer and its affiliates as of the Change of Control, or the services or products of Employer and its affiliates being actively planned or developed as of the Change of Control, or any other business, product or service in which Employee has been engaged for more than a de minimis amount of time during the twelve (12)-month period immediately preceding the date of Change of Control.

E	Representations. Without limiting the generality of Employee’s agreements in this Section 2, Employee (i) represents that he is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that he is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that Employer and its affiliates currently conduct business throughout the Restricted Area, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 2 regardless of whether Employee is then entitled to receive severance pay or benefits from Employer. Employee understands that the Restrictive Covenants may limit his/her ability to earn a livelihood in a business similar to the business of Employer and any of its affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of Employer and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his/her education, skills and ability), Employee does not believe would prevent him/her from otherwise earning a living. Employee agrees that the Restrictive Covenants do not confer a benefit upon Employer and its affiliates disproportionate to the detriment of Employee.

Section 3.	Confidentiality of Agreement. As a material inducement to the Bank to enter into this Agreement, Employee represents and agrees that he will keep all terms of this Agreement completely confidential, and that he will not disclose any information concerning this Agreement to any person, including, but not limited to, any past, present or prospective employee of the Bank, except for his/her spouse, attorney, tax account and financial advisor. Employee further agrees that disclosure by him/her of the terms and conditions of this Agreement in violation of this Section constitutes a material breach of the Agreement.

Section 4.	Confidentiality of Proprietary Information. Employee acknowledges and agrees that he has an obligation to continue to keep in confidence and not use for his/her own or any other person’s or entity’s benefit all proprietary and confidential information concerning the Bank, as defined in Part VIII of the Employment Agreement.

Section 5.	Non-Disparagement. Employee agrees to refrain from any disparagement, defamation, libel or slander of the Bank or Bank-affiliates or tortious interference with the contracts and relationships of the Bank.

Employee agrees not to act in any manner that might damage the business of the Bank. Employee agrees not to counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Bank and/or any officer, director, employee, agent, representative, shareholder or attorney of the Bank, unless under a subpoena or other court order to do so.

Section 6.	Acknowledgments. Employee acknowledges, represents and agrees that:

(a)	Employee has been fully informed and is fully aware of his/her right to discuss any and all aspects of this matter with an attorney of his/her choice and is specifically advised that he should seek such advice;

(b)	Employee has carefully read and fully understands all of the provisions of this Agreement; and

(c)	Employee accepts the terms of this Agreement as fair and equitable under all the circumstances and voluntarily executes this Agreement.

Section 7.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

Section 8.	Savings Clause. If any provision of this Agreement is invalid under applicable law, such provision shall be deemed to not be a part of this Agreement, but shall not invalidate any other provision hereby.

Section 9.	Capitalized Terms. Any capitalized term in this Agreement that is not defined herein shall have the meaning given to such term in the Employment Agreement.

Section 10.	Integration Clause. This Agreement is intended by the parties to be their final agreement. The statements, promises and agreements in this Agreement may not be contradicted by any prior understandings, agreements, promises or statements. Employee states and promises that in signing this Agreement he has not relied on any statements or promises made by the Bank, other than the promises contained in this Agreement. Any changes to this Agreement must be in writing and signed by both Parties.

Date:________________________________

Employee:____________________________

Troy Harper

FARMERS & MERCHANTS BANK OF CENTRAL CALIFORNIA

By:
Edward Corum, Jr.
Chairman of the Personnel Committee